EXHIBIT 10.22

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of the first day of June, 2004 (the “Effective Date”), by and between AVATECH SOLUTIONS SUBSIDIARY, INC., a Delaware corporation (the “Company”), and W. SCOTT HARRIS (“Executive”).

WHEREAS, the Company desires to employ Executive as President and Chief Operating Officer of the Company, and Executive desires to be so employed. The Company is the operating subsidiary of Avatech Solutions, Inc., a Delaware corporation (“Avatech”).

NOW, THEREFORE, in consideration of the mutual promises of the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

Section 1. Employment. The Company agrees to employ Executive, and Executive agrees to be employed, as President and Chief Operating Officer of the Company on the terms and subject to the conditions of this Agreement.

Section 2. Term. The term of Executive’s employment under this Agreement (the “Term”) will commence on the Effective Date and will continue for one (1) year (the “Initial Term”). The Term will be extended automatically in successive one-year periods unless either party gives notice of nonextension to the other not less than thirty (30) days before the end of the then-current Term. Notwithstanding the foregoing, Executive’s employment is subject to termination during the Term as provided in Section 5 of this Agreement.

Section 3. Duties. Executive will report to, and Executive’s specific responsibilities and authority will be established by, the Chief Executive Officer of the Company. Executive will diligently and conscientiously devote his full and exclusive business time and attention and best efforts in discharging his duties to the Company, provided that Company and Executive acknowledge that Executive will work on a part-time basis for the month of June, 2004 only and be paid, based on his Base Salary, for the number of days actually worked. Notwithstanding the foregoing, Executive shall be free to engage in community involvements and participate in charitable activities, provided that such activities do not interfere with Executive’s obligation to devote his full time and best efforts to carrying out his duties hereunder. Upon the retirement or other termination of employment of the current Chief Executive Officer of the Company, Executive will be actively considered for that vacant position.

Section 4. Compensation and Benefits.

4.1. Base Compensation. During the Initial Term, the Company will pay Executive a base salary (the “Base Salary”) at an annual rate of $225,000. During each succeeding year during the Term, Executive’s Base Salary may be increased (but may not be decreased) by an amount determined by the Company’s Chief Executive Officer and its Board of Directors (or its Compensation Committee) based upon the Executive’s performance during the prior year.

4.2. Incentive Compensation.

4.2.1. The Company will pay Executive a quarterly incentive bonus (the “Incentive Compensation”) in an amount to determined by the Company in its sole discretion, targeted at 50% of Executive’s Base Salary per fiscal quarter, based on Executive’s achievement of specific performance measures during each of the Company’s fiscal quarters. The Company and the Executive will agree on each fiscal quarter’s performance measures on or before the beginning of each such quarter. The Company will pay Incentive Compensation to Executive, if any, promptly after the Company’s quarterly earnings are reported and released to the public.

4.3. Benefit Plans and Fringe Benefits.

4.3.1. During the Term, Executive will be entitled to participate in any and all employee benefit programs (including but not limited to medical, vision, prescription drug, dental, disability, employee and group life, accidental death and travel accident, and section 401(k) plans and programs) offered by the Company to its executives or to its employees generally, and Executive may receive such other benefits as the Company may determine from time to time.

4.3.2. Executive will accrue paid time off in accordance with vacation policy of company for senior executives of the company, to be taken at times reasonably agreed upon between Executive and the Company’s Chief Executive Officer, provided that Executive shall be entitled to four weeks of paid vacation per year.

4.3.3. Executive will be entitled to perquisites comparable to those that the Company from time to time extends to its senior executive staff.

4.3.4. The Company will reimburse Executive for business, travel, lodging, meals, and other reasonable business expenses incurred by him in the performance of services hereunder subject to submission of documentation in accordance with the Company’s business expense reimbursement policies from time to time applicable to its senior executives.

4.3.5. Executive shall be eligible to participate in the Company’s Employee Stock Purchase Plan, effective as of June 1, 2004, notwithstanding that Executive’s employment shall be part-time in the month of June, 2004.

4.4. Payments; Withholding of Taxes, etc. The Company will make payments of Base Salary in accordance with the Company’s general payroll practices from time to time in effect. All payments to Executive pursuant to this Agreement will be reduced by taxes and other amounts that the Company is required by law or authorized by Executive to withhold.

4.5. Options. The Company shall grant options to purchase shares of the Company’s common stock pursuant to an option agreement dated as of even date herewith, and may be granted additional options in the future at the discretion of the Board of Directors (or its Compensation Committee).

Section 5. Termination. The Company may, at its election and upon written notice to the Executive, terminate the Executive’s employment for any reason or no reason, with or without cause, as hereinafter provided. Where this Agreement or any compensation or other plan provides for payment other than by cash lump sum, the Company, with the consent of Executive, may make payment in whole or in part by cash lump sum, including converting any benefits due to be provided over a period of time into a cash lump sum equal to the present value, computed at the short-term applicable federal rate under Section 1274 of the Internal Revenue Code, of the cost of providing such benefits to the Executive over that period of time.

5.1 Cause. For purposes of this Agreement, termination of Executive’s employment for “cause” shall include any one or all of the following:

(a) indictment, charging, or conviction of a felony or any other crime of moral turpitude;

(b) any embezzlement or defalcation of Executive involving funds of the Company;

(c) a failure by Executive to discharge his duties hereunder for a period of time which has begun to have an adverse effect upon the Company, its personnel, or its operations; or

(d) a violation by Executive of the provisions of Section 6.1 hereof.

Any dispute between the Company and Executive hereunder as to whether or not “cause” exists for termination of Executive’s employment under this Section 5.1, shall be determined in binding arbitration under the provisions of Section 7 below.

5.2 Constructive Termination. Executive’s employment hereunder shall be deemed to have been terminated without Cause upon the happening of any of the following events (“Constructive Termination”):

(a) a material change in Executive’s duties and responsibilities without Executive’s consent;

(b) the occurrence of a Change of Control (as hereinafter defined);

(c) relocation of Executive’s place of employment outside of the Washington-Baltimore metropolitan area;

(d) any termination of Executive’s employment by the Company without Cause, including but not limited to the nonrenewal of this Agreement upon the expiration of the Initial Term or any subsequent one-year term, resulting from notice by the Company to Executive of such nonrenewal;

(e) any breach by the Company of its obligations under this Agreement;

5.3 Change of Control. For purposes of this Agreement, a “Change of Control” means:

(a) a merger, acquisition, consolidation or other transaction involving the Company or Avatech, immediately after which the individuals who constituted the members of the Board of Directors of the Company or Avatech twelve months before the consummation of such transaction do not constitute a majority of the Board of Directors or other similar governing body of the most senior resulting business entity after such transaction;

(b) a sale, lease or exchange of more than 50% of the assets of Avatech, the Company, or any subsidiaries of either, or more than 50% of the stock or other equity interests in Avatech, the Company, or any subsidiaries of either, to one or more organizations or entities not more than 50% owned by Avatech, the Company, or any subsidiaries of either after the consummation of such transaction; or

(c) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board of the Company or Avatech cease for any reason to constitute at least a majority thereof unless the election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the twenty-four month period.

Provided, however, that if Executive is offered, and accepts, continued employment with the resulting company or entity after the occurrence of a Change of Control, as defined above, Executive shall not be entitled to severance payments and other benefits as hereinafter described following a Change of Control.

5.4 Result of Termination for Cause. If Executive’s employment is terminated by the Company for Cause, the Company shall pay to Executive all Base Salary and benefits, as described herein, through the date of termination, and shall have no further obligation to Executive.

5.5 Result of Voluntary Termination by Executive. Executive may, at his election and upon written notice to the Company, voluntarily terminate his employment with the Company at any time. If Executive voluntarily terminates his employment with the Company, the Company shall pay to Executive all Base Salary and benefits, as described herein, through the date of such voluntary termination of employment, and shall have no further obligation to Executive.

5.6 Result of Constructive Termination. If an event of Constructive Termination (as herein defined) occurs, the Executive shall, for a period of twelve months after the date of a Constructive Termination (the “Severance Period”), be entitled to receive, and the Company agrees to pay to Executive, (a) twelve months of Base Salary, (b) all benefits theretofore provided to Executive for the duration of the Severance Period, and (c) the immediate vesting of all unvested stock options granted to Executive prior to the event of Constructive Termination. Any payments due to Executive under this Section 5.6 shall be paid as and when they would have been paid by the Company had the Constructive Termination not occurred, except as provided for in Section 5. hereof.

5.7 Release. As a condition to receiving payment of amounts payable under this Agreement, Executive will execute a release of all claims against the Company in form reasonably satisfactory to the Company, except (i) for obligations of the Company under this

Agreement, the Charter and Bylaws of the Company, and applicable law to indemnify Executive against loss or liability resulting from acts taken in the course of his employment, or (ii) for continuing obligations due Executive from the Company with respect to compensation owed hereunder, as well as obligations owed Executive under any stock purchase or stock option plans and any benefit plans maintained by the Company, and the Company shall release Executive from any liability to the Company except (a) for breaches of the provisions of Section 6 hereof, or (b) for any conduct that constitutes “Cause” as defined in Section 5.1.

Section 6 Certain Restrictions.

6.1 Confidentiality. Executive acknowledges that he will acquire confidential information relating to the business of Avatech, the Company, its subsidiaries and affiliates, including but not limited to business plans, sales and marketing plans, financial information, acquisition prospects, and “customer” and “supplier” lists (as such terms may relate to the business or the systems and other trade secrets or know-how of Avatech, the Company, its subsidiaries and affiliates) as they may exist from time to time (collectively, “Confidential Information”), which are valuable, special, and unique assets of the Company’s business, access to or knowledge of which is essential to the performance of Executive’s duties hereunder. Accordingly, Executive will not disclose at any time (during his employment under this Agreement or thereafter) any such Confidential Information other than in connection with and reasonably required for the performance of his duties under this Agreement, unless required to do so pursuant to law, subpoena, court order, or other legal process. These restrictions will not apply to, and Confidential Information will not be deemed to include, information that is then in the public domain (other than as a result of action by the Executive).

6.2 Competitive Activity. Due to the unique position of Executive in his role of President of the Company, Executive agrees that if he voluntarily resigns from his employment other than upon a Constructive Termination under Section 5.2 above, Executive will not, for a period of six (6) months after the effective date of his termination of employment, without prior written consent of the Company:

6.2.1 Directly or indirectly, knowingly engage or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business entity or operation that engages in the business of selling computer-aided design software or providing professional, consulting, technical or training services related to computer-aided design software within fifty (50) miles of any location where the Company, its affiliates or subsidiaries, maintains a place of business, except that Executive may own up to a five percent (5%) interest in the publicly-traded securities of a publicly traded corporation. As used herein, “affiliate” means any corporation, firm or business entity controlled, directly or indirectly, by the Company or by the same persons, corporations, firms or business entities which control the Company;

6.2.2 Employ or retain or participate in or arrange the employment or retention of any person who was employed or retained by the Company, any successor to the Company’s business, or any of their affiliates or subsidiaries during the period of Executive’s employment; or

6.2.3 Directly or indirectly solicit any customers or clients of the Company, its affiliates, or subsidiaries.

6.3 Remedy for Breach and Modification. Executive acknowledges that the provisions of this Section 6 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief or remedies available to the Company, including reasonable attorneys’ fees and costs, the Company is entitled to seek and obtain an appropriate injunction or other equitable remedy for the purposes of restraining the Executive from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection with such equitable remedy. If any provision of this Section 6 is deemed invalid or unenforceable in any jurisdiction, such provision will be deemed modified and limited in such jurisdiction to the extent necessary to make it valid and enforceable in such jurisdiction.

Section 7. Arbitration of Certain Disputes. Any dispute or controversy arising under or in connection with this Agreement, including but not limited to any determination as to whether “cause” exists for termination of Executive’s employment hereunder, other than with respect to an alleged breach of any of any of the provisions of Section 6, shall be resolved by binding arbitration held in Baltimore City or Baltimore County, Maryland before a single arbitrator. Such arbitration will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect and otherwise in accordance with principles that would be applied by a court of law or equity. The arbitrator shall make written findings of fact and law to support his decision, which will be final and binding upon all parties. Judgment on any award may be entered and enforced in any court having jurisdiction.

Section 8. Miscellaneous.

8.1 Certain Permitted Changes in Executive’s Position. Anything in this Agreement to the contrary notwithstanding, in the event of a merger, consolidation, reorganization, sale of substantially all of the Company’s assets, or similar transaction (a “Transaction”) (whether or not such Transaction constitutes a Change in Control as defined in Section 5.3) a change only in Executive’s title (but not a material reduction in the actual scope of Executive’s responsibilities, authority, or duties) does not constitute a failure by the Company to perform any term or provision of this Agreement. In the event of such a change in the Executive’s title, any reference, whether express or implied, in this Agreement to Executive’s title will be deemed to refer to Executive’s title as so changed.

8.2 Entire Agreement; Amendment. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto, and may be amended only by a writing signed by both parties hereto.

8.3 Nonwaiver. The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion will not operate as a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the party to be charged therewith.

8.4 Assignment. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement may not be assigned by either party without the consent of the other, except that the Company may assign all of its rights and delegate performance of all of its obligations hereunder in connection with a Transaction, subject to Executive’s right to accept or decline employment with the resulting company or entity under Sections 5.2 and 5.3 above.

8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original, but all of which together will constitute the same instrument.

8.6 Headings. The headings in this Agreement are for convenience of reference only and should not be given any effect in the interpretation of this Agreement.

8.7 Governing Law. This Agreement is governed by the laws of the State of Maryland, without regard to any provision that would result in the application of the laws of any other state or jurisdiction.

8.8 Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

8.9 Company Policies, Plans and Programs. Whenever any rights under this Agreement depend on the terms of a policy, plan, or program established or maintained by the Company, any determination of these rights will be made on the basis of the policy, plan, or program in effect at the time as of which such determination is made. No reference in this Agreement to any policy, plan, or program established or maintained by the Company precludes the Company from prospectively or retroactively changing or amending or terminating that policy, plan, or program or adopting a new policy, plan, or program in lieu of the then existing policy, plan, or program.

8.10. Board Action. Any action that may be taken hereunder by the Board of Directors of the Company with respect to the compensation and benefits of Executive may be taken by an authorized committee of the Board.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

WITNESS/ATTEST:	COMPANY:

AVATECH SOLUTIONS SUBSIDIARY, INC.

/s/ Melody Craigmyle	By:	/s/	(SEAL)
Donald R. “Scotty” Walsh,
Chief Executive Officer

EXECUTIVE:

/s/ Melody Craigmyle	/s/
W. Scott Harris